Exhibit 99.1

Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 mibank.com

October 17, 2008

Dear Fellow Shareholder:

On Wednesday, October 15, we reported third quarter earnings of $0.32 per share.  We are pleased to have returned to profitability after a disappointing second quarter.  Third quarter results reflect good core operating trends for Marshall & Ilsley Corporation, and were achieved despite significant market disruption, some of which negatively impacted our Wealth Management division.

We are also pleased to announce our board declared a dividend on October 16, 2008, of $0.32 per share payable on December 12, 2008, to shareholders of record on November 28, 2008.

In addition:

•

We have continued our aggressive steps to address exposure to construction and land development businesses in Arizona, the West Coast of Florida, and Correspondent Banking.

•

We believe the bulk of our Florida credit quality issues are behind us as Florida non-performing loan totals have stabilized.  However, while the real estate market in Arizona continues to deteriorate, you can be assured we are actively pursuing the resolution of our problem loans in that area.  We are also working closely with our correspondent banks to resolve those problem credits in which we have a  participation.

•

With the economy weakening and unemployment rising, we are seeing the signs of a struggling consumer.  Although our home equity, credit card, and most retail loan portfolios are performing well – particularly when compared to the industry – we can see weakness in our real estate loans to consumers, particularly loans secured by properties in Arizona.

•

We continue to have one of the highest capital bases among domestic banks, with a period-end tangible common equity ratio of 7.0 percent and capital ratios that remain well above any regulatory thresholds.  However, the accelerating deterioration in the general economy necessitates that we constantly look at all alternatives for maintaining a strong capital base.  Recently, the government announced an assistance program for banks that would allow them to improve their capital ratios by issuing preferred stock to be held by the U.S. Treasury, and we are evaluating this alternative.  We are also reviewing our dividend policy in light of our projected financial results to make sure that we maintain a strong capital base through this economic down cycle.  As you can imagine, after 36 years of continuous dividend increases, your board and management will carefully consider any change to our dividend policy.  Our concern and objective as we continue to weigh these factors will be the long-term best interests of our shareholders.

•

We have sufficient liquidity to fund loan growth and make the necessary investments to keep your company strong.  Though the cost of funds has been driven higher by national and global events, the most highly rated banks, like M&I, still have access to significant funding sources.

With regard to our nation’s real estate problems, the consensus is that most markets will not reach bottom, in terms of housing values, until at least mid-2009.  Some markets may bottom out a little sooner; however, several markets, like Arizona and Florida, will take longer to recover.  We continue to believe the actions we have taken over the last year address the current exposure embedded in our housing-related construction and development portfolio.  At the same time, we fully expect that some of the contractors and individuals who bank with us will face added stress until real estate values find a floor, and the economy strengthens.

This was an extraordinarily challenging quarter for the financial services industry as financial institutions continued to feel the impact of this negative business cycle.    The multitude of issues the industry confronted seemed to grow each week, including the impairment of securities held for investment, like Freddie Mac and Fannie Mae, as well as continued writedowns for subprime and other lower rated mortgage-backed securities.  Importantly, M&I does not hold any of these securities in our investment portfolio.

We have also seen organizations record large charges against income for issues arising from auction rate securities, securities lending businesses, money market mutual funds, and some off-balance-sheet vehicles that previously provided significant earnings.  While we do participate in a variety of businesses where these matters are relevant, our mix of business is decidedly different than many of our peers.  In the quarter, we recorded $15 million of charges related to holdings of Lehman Brothers securities.  We are hopeful this is the extent of loss based on events that have transpired to date.

On Monday, October 13, we announced the acquisition of Miami-based Taplin, Canida & Habacht, Inc., a highly regarded institutional fixed-income money manager with approximately $7.5 billion in assets under management.  This acquisition will add to our existing strong wealth management business and will not affect our capital levels.

We would also like to reiterate that M&I remains very capable of withstanding this economic downturn and emerging from it in a position of strength.  M&I continues to be one of the safest places to hold your deposits due to our strong capital position, substantial credit loss reserves, and strong liquidity.  That means we have money to lend and we will continue to make loans to good customers and prospects - a situation that is not true for all our competitors in the markets where we compete.

We continue to be confident that the steps we are taking are the right ones to both create long-term shareholder value and enable us to emerge from this difficult business cycle in a position of strength.  Thank you for your continued support and confidence as we aggressively focus on not only addressing current industry challenges, but also on ensuring M&I is well prepared for the future.  We look forward to sharing our progress with you again in January 2009.

Sincerely,

/s/ Mark F. Furlong

/s/ Dennis J. Kuester

Mark Furlong

Dennis Kuester

President and CEO

Chairman